Syncora Guarantee Inc. 1221 Avenue of the Americas 32nd Floor New York, NY 10020 (212) 478-3400

News

FUND LAUNCHES TENDER OFFER FOR RMBS SECURITIES

INSURED BY SYNCORA GUARANTEE INC.

New York, NY, March 11, 2009 – The BCP Voyager Master Funds SPC, Ltd., acting on behalf of and for the account of the Distressed Opportunities Master Segregated Portfolio (the “Fund”), launched an offer today to acquire 56 different classes of residential mortgage backed securities (“RMBS”) insured by Syncora Guarantee Inc. (“Syncora Guarantee”) with an aggregate notional value of $5.9 billion. The Fund is acquiring the RMBS in consideration for either cash or a combination of cash and a certificate generally representing economics of the RMBS securities without the benefit of the Syncora Guarantee insurance policy. If the offer is completed, it would significantly reduce Syncora Guarantee’s statutory loss reserves for RMBS. The Fund has arranged financing of up to $385 million for the offer.

The offer will expire, unless extended by the Fund, at 12:00 midnight, Eastern Daylight Time, on April 7, 2009, and may be subject to early settlement. Holders of the RMBS securities that participate in the offer before 5:00 p.m., Eastern Daylight Time, on March 24, 2009 will be eligible to receive a premium for their early participation in the offer.

The closing of the offer and related financing are conditioned upon approval of the New York State Department of Insurance (the “NYID”), the execution and consummation of a Master Transaction Agreement among Syncora Guarantee and certain financial institutions to restructure and commute certain obligations of Syncora Guarantee (the “2009 MTA”), and the tender of a minimum amount of RMBS, among other conditions. Upon completion of the offer, Syncora Guarantee will receive shares in the Fund and certificates representing the insurance cash flows on the RMBS acquired by the Fund in return for the financing provided by Syncora Guarantee for the offer.

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The offer is being conducted only with qualified institutional buyers and is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The certificates that may be issued pursuant to the offer have not been and, at the time of the closing of the transaction, will not be registered under the Securities Act or any state securities laws. The certificates may not be offered or sold in the

United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The offers are being made only pursuant to an offer to purchase and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Syncora Guarantee Inc.
Syncora Guarantee Inc. is a wholly owned subsidiary of Syncora Holdings Ltd. (OTC: SYCRF), a Bermuda-domiciled holding company. For more information, please visit www.syncora.com.

Investor and Media Contact:
Michael Gormley
+1 212-478-3463
michael.gormley@scafg.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, financial results that Syncora Holdings Ltd. (“Syncora” or the “Company”) expects to report. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: the Company’s ability to continue as a going concern; the Company’s ability to enter into or close the 2009 MTA and related transactions and close the tender offer; Syncora Guarantee’s current failure to maintain minimum required policyholders’ surplus or positive statutory policyholders’ surplus; a decision by Syncora Guarantee’s regulators to take regulatory action such as rehabilitation or liquidation of Syncora Guarantee at any time; Syncora Guarantee being required to make payment of mark-to-market termination payments under credit default swap (“CDS”) contracts; higher losses on guaranteed obligations due to credit deterioration; changes in realized and unrealized gains and losses on CDS contracts; higher loss reserves estimates and the adequacy of the loss reserves; availability of capital (whether in the form of debt or equity) and liquidity to Syncora Holdings and its non-insurance affiliates, including risks associated with agreements with the NYID; the outcome of the efforts to refinance Jefferson County’s outstanding sewer system debt and related litigation; the performance of invested assets, including the shares of XL Capital Ltd; the suspension of writing substantially all new business; loss of certain control rights under certain financial guarantee insurance; non-payment of premium and makewhole amounts owed to Syncora Guarantee or cancellation of Syncora Guarantee policies; uncertainty in portfolio modeling which makes it difficult to estimate potential paid claims and loss reserves; challenges to the Master Commutation Release and Restructuring Agreement, dated July 28, 2008, as amended and related transactions and related commutations and releases; the Company’s assumptions concerning the tax treatment of the transactions contemplated by the Master Commutation Release and Restructuring Agreement, dated July 28, 2008, as amended, and related transactions; the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated or non-payment of reinsurance recoverables; changes in accounting policies or practices or the application thereof; changes in officers or key employees; intended deregistration of the Company under the Exchange Act; further deterioration in general economic conditions, including as a result of the current financial crisis as well as inflation, interest rates, foreign currency exchange rates and other factors; the commencement of new litigation and outcome of existing litigation; legislative or regulatory developments, including changes in tax laws and mortgage regulations; limitations on the Company’s net operating loss carryforwards; impact on the Board of Directors of the Company of the non-payment of dividends on the Company’s series A preference shares; changes in the Company’s operations and ownership; the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events; changes in the capital requirements of Drop-Down Company; action by the NYID to reinsure certain of the Company’s policies; the Company’s success in certain pending and potential litigation; regulatory restrictions on dividends from subsidiaries; challenges to the Company’s tax positions; changes in accounting policies required by regulatory authorities; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

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